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                                                                      EXHIBIT 12

                       LORAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)
                                  (UNAUDITED)

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
                                                       FOR THE YEARS ENDED MARCH 31,
                                          --------------------------------------------------------
                                            1995        1994        1993        1992        1991
                                          --------    --------    --------    --------    --------
Earnings:
  Income from continuing operations
     before taxes, minority interest and
     equity in net income (loss) of
     affiliates.........................  $479,648    $362,372    $255,543    $240,990    $165,801
  Add:
     Interest expense...................   105,699      46,957      50,656      57,771      56,429
     Amortization of debt expense.......       162         312       2,477       4,066       2,503
     Amortization of capitalized
       interest.........................     1,292       1,407       1,020       1,035         547
     Interest component of rent
       expense..........................    25,465      18,267      14,153      13,284      10,858
                                          --------    --------    --------    --------    --------
     Earnings...........................  $612,266    $429,315    $323,849    $317,146    $236,138
                                          ========    ========    ========    ========    ========
Fixed charges:
  Interest expense......................  $105,699    $ 46,957    $ 50,656    $ 57,771    $ 56,429
  Amortization of debt expense..........       162         312       2,477       4,066       2,503
  Capitalized interest..................     2,222         268         271          29       1,784
  Interest component of rent expense....    25,465      18,267      14,153      13,284      10,858
                                          --------    --------    --------    --------    --------
  Fixed charges.........................  $133,548    $ 65,804    $ 67,557    $ 75,150    $ 71,574
                                          ========    ========    ========    ========    ========
Ratio of earnings to fixed charges......      4.58x       6.52x       4.79x       4.22x       3.30x
                                          ========    ========    ========    ========    ========
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